EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A filed by CannaPowder, Inc., f/k/a Smart Energy Solutions, Inc. (the “Registrant”) of our report dated March 5, 2018, relating to the audit of the financial statements for the period ending December 31, 2017 and 2016 of the Registrant, which includes an explanatory paragraph as to the Registrant’s ability to continue as a going concern, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
M&K CPAS, PLLC www.mkacpas.com Houston, TX

February 6, 2019